Exhibit 99.1

Simulations Plus Reports First Quarter Fiscal 2024 Financial Results
Total revenue of $14.5 million and diluted earnings per share (EPS) of $0.10
Maintains full-year revenue guidance of $66 to $69 million (+10-15%) and EPS guidance of $0.66 to $0.68

LANCASTER, CA, January 3, 2024 – Simulations Plus, Inc. (NASDAQ: SLP) (“Simulations Plus”), a leading provider of modeling and simulation software and services for pharmaceutical safety and efficacy, today reported financial results for its first quarter fiscal 2024, ended November 30, 2023.

First Quarter Financial Highlights
•Total revenue increased 21% to $14.5 million
•Software revenue increased 25% to $7.6 million, representing 52% of total revenue
•Services revenue increased 17% to $6.9 million, representing 48% of total revenue
•Gross profit increased 6% to $9.8 million; gross margin was 68%
•Adjusted EBITDA of $3.4 million, representing 23% of total revenue
•Net income of $1.9 million and diluted earnings per share (EPS) of $0.10, compared to net income of $1.2 million and diluted EPS of $0.06 in the first quarter of 2023

Management Commentary
“Our first quarter performance marked a successful start to the year and was in line with our expectations,” said Shawn O’Connor, Chief Executive Officer of Simulations Plus. “With these strong results, we are maintaining our guidance for the full year. Even though client funding and budget cycles remain softer than historical levels, we are cautiously optimistic that our market may be on the path to improvement.

“First quarter revenue increased 21% year-over-year, driven by higher software revenues in our Quantitative Systems Pharmacology (QSP) oncology modeling platform and our Physiologically Based Pharmacokinetics (PBPK) business unit that had a strong contribution from GastroPlus. I am proud of what our team accomplished this quarter to deliver a 67% increase in EPS.

“Today we announced in a separate press release four key strategic leadership appointments that will advance our objective to seamlessly and organically align with our clients’ needs. These appointments reflect our commitment to providing our organization with the leadership that best positions us for our next stage of growth.

“We entered the second quarter with a healthy pipeline, strong profitability, and a sound balance sheet. The underlying fundamentals of our market remain resilient as demand for modeling and simulation tools continues to play a greater role in drug development workflow. We remain focused on continuing to produce disciplined growth that delivers long-term returns for our shareholders.”

Fiscal 2024 Guidance

	Fiscal 2024 Guidance	Annual Increase
Revenue	$66M - $69M	10 - 15%
Software mix	55 - 60%	—
Services mix	40 - 45%	—
Diluted earnings per share	$0.66 - $0.68	35 - 39%

Quarterly Dividend

The Company’s Board of Directors declared a cash dividend of $0.06 per share of the Company’s common stock, payable on February 5, 2024, to shareholders of record as of January 29, 2024. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Environmental, Social, and Governance

We focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our ESG website.

Webcast and Conference Call Details

Shawn O’Connor, chief executive officer, and Will Frederick, chief financial and operating officer, will host a conference call and webcast today at 5 p.m. Eastern Time to discuss the details of the Company’s performance for the quarter and certain forward-looking information. The call may be accessed by registering here or by calling 1-877-451-6152 or 1-201-389-0879. The webcast will be available on our website under Conference Calls & Presentations. A replay of the webcast will be available on the website approximately one hour following the call.

Non-GAAP Definitions

Adjusted EBITDA

Adjusted EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization, stock-based compensation, (gain) loss on currency exchange, any acquisition- or financial-transaction-related expenses, and any asset impairment charges. Currency exchange excluded represents the exchange rate fluctuations on the foreign currency denominated transactions. The impact of transactions in foreign currency represents the effect of converting revenue and expenses occurring in a currency other than the functional currency. The Company believes that the non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results, for internal planning and forecasting purposes and in the calculation of performance-based compensation. Adjusted EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that Adjusted EBITDA is useful in evaluating our core operating results. However, Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income or operating income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. The Company’s Adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Adjusted Diluted EPS

Adjusted diluted EPS is calculated based on net income excluding the impact of any acquisition- or financial-transaction-related expenses, any asset impairment charges, and tax provisions / benefits related to the previous items. The Company excludes the above items because they are outside of the Company’s normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

The Company believes that the use of non-GAAP measures helps investors to gain a better understanding of the Company’s core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts.

About Simulations Plus

Serving clients worldwide for more than 25 years, Simulations Plus is a leading provider in the biosimulation market providing software and consulting services supporting drug discovery, development, research, and regulatory submissions. We offer solutions that bridge artificial intelligence (AI)/machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, and regulatory agencies worldwide. For more information, visit our website at https://www.simulations-plus.com/. Follow us on LinkedIn | Twitter | YouTube.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Words like “believe,” “expect,” and “anticipate” mean that these are our best estimates as of this writing, but there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to successfully integrate the Immunetrics business with our own, as well as expenses we may incur in connection therewith, our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, market conditions, macroeconomic factors, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

Investor Relations Contacts:
Tamara Gonzalez
Financial Profiles
310-622-8234
slp@finprofiles.com

Renee Bouche
Simulations Plus Investor Relations
661-723-7723
renee.bouche@simulations-plus.com

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended November 30,
(in thousands, except per common share amounts)	2023	2022
Revenues
Software	$7,589	$6,074
Services	6,911	5,890
Total revenues	14,500	11,964
Cost of revenues
Software	991	885
Services	3,661	1,786
Total cost of revenues	4,652	2,671
Gross profit	9,848	9,293
Operating expenses
Research and development	1,217	1,166
Selling and marketing	1,989	1,485
General and administrative	5,682	5,764
Total operating expenses	8,888	8,415

Income from operations	960	878

Other income	1,446	740

Income before income taxes	2,406	1,618
Provision for income taxes	(461)	(373)
Net income	$1,945	$1,245

Earnings per share
Basic	$0.10	$0.06
Diluted	$0.10	$0.06

Weighted-average common shares outstanding
Basic	19,947	20,286
Diluted	20,279	20,825

Other comprehensive income, net of tax
Foreign currency translation adjustments	(54)	53
Comprehensive income	$1,891	$1,298

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
(in thousands, except share and per share amounts)	November 30, 2023	August 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$39,789	$57,523
Accounts receivable, net of allowance for credit losses of $37 and $46	10,346	10,201
Prepaid income taxes	37	804
Prepaid expenses and other current assets	5,414	3,904
Short-term investments	74,101	57,940
Total current assets	129,687	130,372
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $17,580 and $17,199	11,896	11,335
Property and equipment, net	487	671
Operating lease right-of-use assets	1,118	1,247
Intellectual property, net of accumulated amortization of $9,709 and $9,301	8,281	8,689
Other intangible assets, net of accumulated amortization of $2,351 and $2,107	12,954	12,825
Goodwill	19,099	19,099
Deferred tax assets	1,826	1,438
Other assets	430	425
Total assets	$185,778	$186,101
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$317	$144
Accrued compensation	2,170	4,392
Accrued expenses	731	659
Contracts payable	2,290	3,250
Operating lease liability - current portion	420	442
Deferred revenue	2,660	3,100
Total current liabilities	8,588	11,987
Long-term liabilities
Operating lease liability	669	755
Contracts payable – net of current portion	4,180	3,330
Total liabilities	13,437	16,072
Commitments and contingencies	—	—
Shareholders' equity
Preferred stock, $0.001 par value - 10,000,000 shares authorized; no shares issued and outstanding	$—	$—
Common stock, $0.001 par value and additional paid-in capital —50,000,000 shares authorized; 19,937,961 and 19,937,961 shares issued and outstanding	146,591	144,974
Retained earnings	25,945	25,196
Accumulated other comprehensive loss	(195)	(141)
Total shareholders' equity	172,341	170,029
Total liabilities and shareholders' equity	$185,778	$186,101

SIMULATIONS PLUS, INC.
Trended Financial Information*
(Unaudited)

(in millions except earnings per share amounts)

	FY 2022				FY 2023				FY 2024	2022	2023
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	FY	FY
Revenue
Software	$7.4	$9.8	$9.6	$5.9	$6.1	$10.5	$10.6	$9.3	$7.6	$32.7	$36.5
Services	5.0	5.0	5.3	5.8	5.9	5.3	5.6	6.3	6.9	21.2	23.1
Total	$12.4	$14.8	$15.0	$11.7	$12.0	$15.8	$16.2	$15.6	$14.5	$53.9	$59.6

Gross Margin
Software	90.0%	92.0%	92.4%	86.1%	85.4%	92.0%	91.5%	89.4%	86.9%	90.6%	90.1%
Services	60.0%	59.3%	65.6%	68.2%	69.7%	66.2%	63.4%	62.1%	47.0%	63.5%	65.3%
Total	77.8%	80.9%	82.9%	77.2%	77.7%	83.4%	81.8%	78.4%	67.9%	79.9%	80.5%

Income from operations	$3.8	$5.5	$4.9	$0.7	$0.9	$4.0	$4.1	$(0.3)	$1.0	$14.9	$8.7
Operating Margin	30.6%	37.0%	33.1%	5.9%	7.3%	25.6%	25.2%	-1.8%	6.6%	27.7%	14.6%
Net Income	$3.0	$4.4	$4.1	$1.0	$1.2	$4.2	$4.0	$0.5	$1.9	$12.5	$10.0
Diluted Earnings Per Share	$0.15	$0.21	$0.20	$0.05	$0.06	$0.20	$0.20	$0.03	$0.10	$0.60	$0.49
Adjusted EBITDA	$5.3	$7.2	$6.5	$2.5	$3.0	$6.2	$6.5	$4.9	$3.4	$21.5	$20.6
Adjusted Diluted EPS	$0.15	$0.21	$0.20	$0.06	$0.07	$0.21	$0.21	$0.18	$0.10	$0.61	$0.67
Cash Flow from Operations	$3.6	$2.6	$3.8	$7.9	$4.7	$5.5	$8.5	$3.1	$0.2	$17.9	$21.9

Revenue Breakdown by Region
Americas	$8.5	$9.7	$11.2	$8.4	$8.5	$10.6	$10.8	$11.0	$10.9	$37.7	$40.8
EMEA	3.0	3.7	1.9	1.7	2.1	3.6	3.4	2.6	2.3	10.4	11.7
Asia Pacific	0.9	1.4	1.9	1.6	1.3	1.5	2.1	2.1	1.3	5.8	7.0
Total	$12.4	$14.8	$15.0	$11.7	$12.0	$15.8	$16.2	$15.6	$14.5	$53.9	$59.6

Software Performance Metrics
Average Revenue per Customer (in thousands)
Commercial	$71	$101	$95	$65	$68	$110	$97	$88	$79

Services Performance Metrics
Backlog (in millions)	$15.4	$17.0	$16.7	$15.9	$15.8	$15.4	$15.7	$19.5	$18.9

*Numbers may not add due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted EBITDA to Net Income*
(Unaudited)

(in millions)

	FY 2022				FY 2023				FY 2024	2022	2023
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	FY	FY
Net Income	$3.0	$4.4	$4.1	$1.0	$1.2	$4.2	$4.0	$0.5	$1.9	$12.5	$10.0
Excluding:
Interest income and expense, net	(0.1)	(0.1)	(0.1)	(0.4)	(0.8)	(1.0)	(1.1)	(1.3)	(1.3)	(0.7)	(4.1)
Provision for income taxes	0.8	1.1	0.7	(0.1)	0.4	0.9	0.9	(0.5)	0.5	2.6	1.7
Depreciation and amortization	0.8	1.0	0.9	0.9	0.9	0.9	0.9	1.1	1.1	3.6	3.9
Stock-based compensation	0.6	0.7	0.7	0.7	0.9	1.2	1.1	1.1	1.3	2.7	4.2
(Gain) loss on currency exchange	(0.1)	(0.1)	0.2	0.2	—	—	0.3	0.2	—	0.2	0.5
Impairment of other intangibles	—	—	—	—	—	—	—	0.5	—	—	0.5
Change in value of contingent consideration	0.1	0.1	—	—	—	—	—	0.7	(0.1)	0.3	0.7
Mergers & Acquisitions expense	—	—	—	0.3	0.3	0.1	0.4	2.5	—	0.3	3.3
Adjusted EBITDA	$5.3	$7.2	$6.5	$2.5	$3.0	$6.2	$6.5	$4.9	$3.4	$21.5	$20.6
*Numbers may not add due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted Diluted EPS to Diluted EPS*
(Unaudited)
(in millions, except Diluted EPS and Adjusted Diluted EPS)

	FY 2022				FY 2023				FY 2024	2022	2023
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	FY	FY
Net Income (GAAP)	$3.0	$4.4	$4.1	$1.0	$1.2	$4.2	$4.0	$0.5	$1.9	$12.5	$10.0
Excluding:
Mergers & Acquisitions expense	—	—	—	0.3	0.3	0.1	0.4	0.9	—	0.3	1.7
Immunetrics transaction costs	—	—	—	—	—	—	—	2.3	—	—	2.3
Cognigen trade name write-off	—	—	—	—	—	—	—	0.5	—	—	0.5
Tax effect on above adjustments	—	—	—	(0.1)	(0.1)	—	(0.1)	(0.5)	—	(0.1)	(0.7)
Adjusted Net income (Non-GAAP)	$3.0	$4.4	$4.1	$1.2	$1.5	$4.2	$4.3	$3.7	$1.9	$12.8	$13.8
Weighted-average common shares outstanding:
Diluted	20.7	20.7	20.8	20.9	20.8	20.5	20.4	20.4	20.3	20.7	20.5

Diluted EPS (GAAP)	$0.15	$0.21	$0.20	$0.05	$0.06	$0.20	$0.20	$0.03	$0.10	$0.60	$0.49
Adjusted Diluted EPS (Non-GAAP)	$0.15	$0.21	$0.20	$0.06	$0.07	$0.21	$0.21	$0.18	$0.10	$0.61	$0.67
*Numbers may not add due to rounding